Exhibit 99.1

Dril-Quip, Inc. Announces Fourth Quarter and Full Year 2018 Results

HOUSTON – February 26, 2019 / GlobeNewswire – Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the fourth quarter and full year 2018.

Key highlights included:

•	Increased fourth quarter 2018 revenues to $97.3 million, above the high end of the guidance range of $80 – $90 million

•	Recorded strong non-project bookings of $87 million in the fourth quarter of 2018

•

Reported a net loss of $74.9 million, or $2.09 loss per diluted share in the fourth quarter of 2018, which includes a total of $94.2 million in charges comprised of non-cash impairment charges ($85.5 million) and restructuring charges ($8.7 million)

•	Generated net cash provided by operating activities of $12.9 million and free cash flow of $6.5 million in the fourth quarter of 2018

•	Grew Adjusted EBITDA to $7.0 million in the fourth quarter of 2018

•	Reported cash on hand of $418.1 million and maintained clean balance sheet with no debt as of December 31, 2018

•	Achieved approximately $16 million of targeted $40 – $50 million of annualized cost reductions in 2018

•	Completed $100 million share repurchase program in October 2018

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “I am proud of the successes and achievements that we have made operating in a difficult environment this past year. In the fourth quarter of 2018, we recorded better-than-expected revenue, benefitted from incremental costs savings from our worldwide initiative to reduce expenses and improve efficiencies, and increased our Adjusted EBITDA to $7.0 million from $0.8 million in the third quarter. Of particular importance, we generated strong free cash flow of $6.5 million in the fourth quarter compared with $3.1 million in the prior quarter, marking the 24th quarter in a row of generating free cash flow despite the sharp industry downturn we have faced over the last several years.”

“We also experienced our strongest non-project bookings quarter in four years. Our backlog at year-end 2018 grew to $270.0 million, an increase of $63 million from year-end 2017, and we remain cautiously optimistic that we will see backlog progressively trend upward in 2019. We are seeing international drilling activity continuing to increase as well as our quote activity. In October 2018, we entered into a Front End Engineering and Design (FEED) contract and Frame Agreement with Premier Oil Exploration and Production Limited in relation to the subsea production systems for the Sea Lion Phase 1 development located offshore the Falkland Islands.”

“We previously announced an ultimate target of $40 million to $50 million of total annualized cost savings from our Company-wide initiatives to reduce expenses and improve efficiencies and are pleased to report we are ahead of plan, having realized annualized savings during the fourth quarter of approximately $16 million. Our cash position remained strong at over $418 million at year-end 2018, and our balance sheet remains debt-free. In short, we have worked hard executing on our long-term strategy and operated well through this downturn.”

“As we look to the future, we will leverage our technologically innovative products, first-class service and strong balance sheet to provide the equipment and support to our valued customers around the world. For the first quarter of 2019, we expect our revenue to be between $90 million and $100 million, which is consistent with our results for the second half of 2018. We will remain keenly focused on implementing our cost savings initiatives to lower costs and maximize margins. Dril-Quip is poised financially and operationally to capitalize on an improving market and deliver profitable growth and meaningfully add value to our shareholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “4th Quarter 2018 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2018 was $97.3 million, an increase of $4.1 million compared to the third quarter of 2018. Revenues for the fourth quarter of 2018 exceeded the high end of the Company’s guidance range of $80 to $90 million primarily due to increased product sales in Asia Pacific. For the full year 2018, revenue was $384.6 million, a year-over-year decrease of $70.9 million, driven by a decrease in product revenues of $86.0 million due to the reduction in demand for offshore exploration and production equipment, especially subsea equipment, as a result of sustained low oil prices. This was partially offset by an increase in service and rental revenues year-over-year of $15.3 million, largely due to increased technical advisory assistance as customers draw down on product purchased in prior quarters.

Western Hemisphere revenue for the fourth quarter of 2018 decreased from the prior quarter by $1.0 million, or 2%, primarily driven by low activity levels in Brazil offset by additional project activity in North America. Eastern Hemisphere revenue increased by $1.1 million, or 4%, in the fourth quarter compared to the prior quarter due to increased activity in Norway and Africa. Asia-Pacific revenue for the fourth quarter increased sequentially by $4 million, or 47%, due to increased customer sales offset by lower aftermarket activity.

Cost of sales for the fourth quarter of 2018 was $68.7 million, an increase of $3.0 million compared to the prior quarter. For the full year of 2018, cost of sales was $271.5 million, a reduction of $33.9 million, or 11%, compared to full year 2017 cost of sales of $305.4 million.

Gross operating margin for the fourth quarter of 2018 was 29%, in line with the third quarter of 2018. For the full year of 2018, gross operating margin was 29%, which was slightly less than full year 2017 gross operating margin of 33%.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2018 was $25.0 million, a reduction of $6.5 million compared to third quarter of 2018, primarily due to the execution of the first phase of Dril-Quip’s transformation project. For full year 2018, SG&A expenses decreased by approximately $12.3 million, or 11%, to $104.0 million from $116.3 million in 2017. The year-over-year reduction was primarily due to lower employee costs, lower insurance costs and favorable foreign exchange impacts.

Net Income, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2018, Dril-Quip reported a net loss of $74.9 million, or $2.09 loss per diluted share. During the quarter, the Company recorded non-cash long-lived asset, inventory and goodwill impairment charges of $85.5 million as a result of the Company’s updated assessment of current market conditions, as well as restructuring charges totaling $8.7 million comprised of severance and implementation expenses associated with its cost savings initiatives.

Adjusted net loss for the fourth quarter was $1.5 million ($0.04 loss per diluted share), after excluding $2.07 per share related to the impairment and restructuring charges, and other items. For the full year 2018, Dril-Quip reported a net loss of $95.7 million ($2.58 loss per diluted share) compared to a net loss of $100.6 million ($2.69 loss per diluted share) in 2017. Adjusted net loss for the full year 2018 was $23.5 million ($0.63 loss per diluted share) compared with adjusted net income of $9.8 million ($0.26 earnings per diluted share) in calendar 2017.

Adjusted EBITDA totaled $7.0 million for the fourth quarter of 2018, compared to $0.8 million in the third quarter of 2018. For the full year 2018, Dril-Quip generated Adjusted EBITDA of $17.4 million compared to Adjusted EBITDA of $60.5 million for 2017.

Free cash flow for the fourth quarter of 2018 totaled $6.5 million, as compared to the $3.1 million generated in the third quarter of 2018. For the full year 2018, free cash flow totaled $13.4 million compared with $80.4 million in 2017.

Cost Saving Initiatives

In 2018, Dril-Quip began the implementation of a full business transformation centered around a structured approach to improve cost performance across the entire Company. The sustainable cost-saving initiatives are focused on optimizing and improving the Company’s infrastructure across manufacturing, supply chain, SG&A, engineering and R&D and is expected to result in continuing Adjusted EBITDA improvements of $40 to $50 million annually. This reorganization will allow Dril-Quip to maintain its global presence in key markets, while supporting an integrated supply chain model which will create more flexibility in meeting the needs of its customers. Some examples of the progress made to date include labor workforce reductions, supplier renegotiations, reducing and rationalizing global footprints, and optimizing operational activities. At the end of 2018, Dril-Quip had achieved approximately $16 million of annualized costs savings, and the Company will continue to provide updates on its progress throughout 2019. Dril-Quip expects to have annualized savings in place by year-end 2019 of approximately $50 million. In addition to the savings in the fourth quarter, the Company plans to achieve its target through additional organizational realignment and footprint rationalization in 2019. Supply Chain efforts, underway and longer-term in nature, will only start to be realized in 2020 and will build on Dril-Quip’s current 2019 initiatives.

Balance Sheet

Dril-Quip’s cash on hand as of December 31, 2018 was $418.1 million, which together with the asset-based lending (ABL) facility resulted in approximately $470.3 million of available liquidity. Liquidity remained strong despite completing approximately $100 million in share repurchases during 2018. This very attractive liquidity position provides both financial and operational flexibility and allows the Company to quickly capitalize on opportunities as market conditions improve. This robust cash position also allows management and the Board to continue to execute on Dril-Quip’s long-term strategy of investing in research and development, supporting the anticipated upturn, opportunistically returning cash to shareholders, and pursuing complementary acquisitions.

Share Repurchases

On July 26, 2016, the Board of Directors authorized up to $100 million in share repurchases with no set expiration date. During the fourth quarter of 2018, the Company repurchased approximately $19.1 million, or 376,583 shares of common stock at an average price of $50.60 per share. These purchases completed the authorized amount of $100 million under the repurchase plan which acquired a total of 1,991,206 shares at an average price of $50.22 per share. The Company retired all of the shares repurchased as of December 31, 2018.

Conference Call

As previously announced, the Company will hold a conference call to discuss its 2018 results and 2019 outlook tomorrow, Wednesday, February 27, 2019, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested parties may participate by dialing (855) 477-6935 (domestic) or (409) 983-9701 (international). The confirmation code is 6978094. The call will also be webcast and will be available on Dril-Quip’s website at www.dril-quip.com on the “Events and Presentations” page under the “Investors” tab. An audio replay of the call will be available on Dril-Quip’s website approximately 2 hours following its conclusion.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Trevor Ashurst, Manager of Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017
	(In thousands, except per share data)
Revenues:
Products	$66,042	$63,246	$265,052	$351,132
Services	19,411	17,541	72,414	61,945
Leasing	11,882	12,470	47,160	42,392

Total revenues	97,335	93,257	384,626	455,469
Costs and expenses:
Cost of sales	68,675	65,630	271,499	305,394
Selling, general and administrative	25,025	31,566	104,039	116,251
Engineering and product development	9,289	10,159	39,422	42,160
Impairment, restructuring and other charges	94,257	0	98,602	60,968
Gain on sale of assets	(1,085)	(14)	(6,198)	(168)

Total costs and expenses	196,161	107,341	507,364	524,605
Operating income (loss)	(98,826)	(14,084)	(122,738)	(69,136)
Interest income	2,075	1,893	8,040	3,564
Interest expense	254	(195)	(291)	(72)
Income tax provision (benefit)	(21,585)	(2,028)	(19,294)	34,995

Net income (loss)	$(74,912)	$(10,358)	$(95,695)	$(100,639)

Earnings (loss) per share	$(2.09)	$(0.28)	$(2.58)	$(2.69)

Depreciation and amortization	$9,346	$8,724	$35,312	$40,974

Capital expenditures	$5,378	$8,059	$32,061	$27,622

Weighted Average Shares Outstanding	35,891	36,923	37,075	37,457

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands)
Assets:
Cash and cash equivalents	$418,100	$424,053	$493,180
Other current assets	434,881	473,397	515,369
PP&E, net	274,123	292,677	284,247
Other assets	65,406	102,632	107,009

Total assets	$1,192,510	$1,292,759	$1,399,805

Liabilities and Stockholders’ Equity:
Current liabilities	$82,258	$68,262	$99,911
Long-term debt	0	0	0
Deferred taxes	2,466	3,211	3,432
Other long-term liabilities	11,624	30,030	2,001

Total liabilities	96,348	101,503	105,344
Stockholders’ equity	1,096,162	1,191,256	1,294,461

Total liabilities and stockholders’ equity	$1,192,510	$1,292,759	$1,399,805

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

	Three months ended
	December 31, 2018		September 30, 2018		December 31, 2017
	Effect on net income (after-tax) (1)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Adjusted Net Income and EPS:
Net income (loss)	$(74,912)	$(2.09)	$(10,358)	$(0.28)	$(71,492)	$(1.90)
Adjustments (after tax)
Reverse the effect of foreign currency	(156)	0.00	32	0.00	3,505	0.10
Add back impairment and other charges	67,569	1.88	0	0.00	0	0.00
Less one-time tax adjustments	0	0.00	0	0.00	66,622	1.77
Restructuring costs, including severance	6,894	0.19	2,959	0.08	1,598	0.04
Gain on sale of assets	(857)	(0.02)	(11)	(0.00)	0	0.00

Adjusted net income (loss)	$(1,462)	$(0.04)	$(7,378)	$(0.20)	$233	$0.01

	Twelve months ended December 31,
	2018		2017		2016
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
Adjusted Net Income and EPS:
Net income (loss)	$(95,695)	$(2.58)	$(100,639)	$(2.69)	$93,221	$2.47
Adjustments (after tax)
Reverse the effect of foreign currency	(796)	(0.02)	6,733	0.18	(25,555)	(0.68)
Add back impairment and other charges	67,569	1.82	39,629	1.06	0	0.00
Less one-time tax adjustments	0	0.00	60,547	1.62	0	0.00
Restructuring costs, including severance	10,326	0.28	3,548	0.09	5,094	0.14
Gain on sale of assets	(4,896)	(0.13)			0	0.00

Adjusted net income (loss)	$(23,491)	$(0.63)	$9,818	$0.26	$72,760	$1.93

Adjusted EBITDA:	Three months ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands)
Net Income (Loss)	$(74,912)	$(10,358)	$(71,492)
Add:
Interest (income) expense	(2,329)	(1,698)	(572)
Income tax expense (benefit)	(21,585)	(2,028)	66,955
Depreciation and amortization expense	9,346	8,724	8,743
Restructuring costs, including severance	8,726	3,745	2,130
Long-lived asset, inventory and goodwill impairments	85,531	0	0
Gain on sale of assets	(1,085)	(14)	0
Foreign currency loss (gain)	(197)	41	4,327
Stock compensation expense	3,509	2,366	3,793

Adjusted EBITDA (1)	$7,004	$778	$13,884

Adjusted EBITDA:	Year ended
	December 31, 2018	December 31, 2017	December 31, 2016
	(In thousands)
Net Income (Loss)	$(95,695)	$(100,639)	$93,221
Add:
Interest (income) expense	(7,749)	(3,492)	(3,009)
Income tax expense (benefit)	(19,294)	34,995	22,647
Depreciation and amortization expense	35,312	40,974	31,857
Restructuring costs, including severance	13,071	5,170	5,476
Long-lived asset, inventory and goodwill impairments	85,531	60,968	0
Gain on sale of assets	(6,198)	0	0
Foreign currency loss (gain)	(1,007)	8,292	(31,764)
Stock compensation expense	13,459	14,270	12,217

Adjusted EBITDA (1)	$17,430	$60,538	$130,645

Free Cash Flow:	Three months ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands)
Net cash provided by operating activities	$12,896	$9,141	$33,258
Less:
Purchase of property, plant and equipment	(6,394)	(6,002)	(8,059)

Free Cash Flow	$6,502	$3,139	$25,199

	Year ended December 31,
	2018	2017	2016
	(In thousands)
Net cash provided by operating activities	$45,503	$107,993	$246,522
Less:
Purchase of property, plant and equipment	(32,061)	(27,622)	(25,763)

Free Cash Flow	$13,442	$80,371	$220,759